UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

On April 25, 2014, CONSOL Energy Inc. (“CONSOL”) sent a letter to certain shareholders responding to the recommendations made by Institutional Shareholder Services (“ISS”) with respect to CONSOL’s Say-on-Pay proposal (“Say-on-Pay”) and election of Compensation Committee members to be voted on at CONSOL’s Annual Meeting of Shareholders to be held on May 7, 2014, the form of which is set forth below.

Re:	CONSOL Responds to Certain ISS Vote Recommendations

Dear CONSOL Shareholder:

ISS has issued its voting recommendations for CONSOL’s Annual Meeting of Shareholders to be held on May 7, 2014. We believe that certain of ISS’ recommendations are incorrect and we respectfully request that consistent with Glass Lewis’ recommendations, you vote FOR our Say-on-Pay (Proposal No. 3) and FOR the election of our Compensation Committee members—Messrs. Baxter, Mills and Williams (Proposal No. 1) for the reasons as described herein.

1.	Contrary to ISS’ Assertion, CONSOL Has Not Lagged in Total Shareholder Return (“TSR”) or Other Measures of Performance.

•	CONSOL’s relative TSR, as compared to its constructed peer group (as set forth on page 35 of the Proxy Statement), placed it at the 69th, 45th and 61st percentiles on a 1-, 3-, and 5-year basis, which demonstrates CONSOL’s solid TSR performance. Although ISS stated that this peer group was of low concern, ISS largely disregarded it (as described below).

•	CONSOL notes that its absolute stock price increased 18.5% in 2013, and also notes that its stock price closed yesterday at a 2 1⁄2 year high ($43.31 per share).

•	ISS failed to acknowledge the achievement of key strategic goals under our short- and long-term programs. For example, CONSOL significantly transformed its business model, reducing its exposure to coal markets by selling its five West Virginia coal mines, representing 26.7 million tons of coal production in 2013, for $3.5 billion in value, including $850 million of cash. These proceeds are being used to grow our gas business (see also pages 40-47 of the Proxy Statement for a description of additional goals and accomplishments).

•	Unlike ISS, CONSOL believes that the measurement of company performance is more than stock-price based and includes the successful execution of strategic goals. The successful execution of these goals has directly resulted in our stock price showing significant gains since the beginning of this year (from a closing market price per share of $38.04 at December 31, 2013 to $43.31 at April 24, 2014, an increase of 13.9%).

2.	A Majority of ISS’ Selected Peer Group Companies are Not Comparable to CONSOL, Which Distorts ISS’ Pay-for-Performance Analysis.

•	CONSOL believes that 10 of the 18 companies in ISS’ constructed peer group are not comparable to CONSOL (as shown below):

ISS Peer	Concerns with Peer
The Williams Companies	Different industry (storage and transportation)
Spectra Energy	Different industry (storage and transportation)
Enbridge Energy Partners L.P.	Different industry (storage and transportation); limited partnership structure*
CVR Energy	Different industry (refining and marketing)
Southern Copper	Different industry (metals and mining); large focus outside the US
Green Plains Renewable Energy	Ethanol focus; small enterprise value
Pioneer Natural Resources	Strong oil focus
SM Energy	Strong oil focus
Sandridge Energy	Strong oil focus
Continental Resources	Strong oil focus
*Partnerships and their executive compensation programs are structured differently from corporations.

3.	In its 2014 compensation programs, CONSOL addressed concerns raised in connection with the 2013 annual meeting, a fact largely ignored by ISS.

•	For 2014, the Compensation Committee implemented the following changes (among other things):

¡	Amended the 2013-2015 CONSOL Stock Unit program so that payouts cannot occur if the ending stock price is less than the starting stock price of the performance period;

¡	Enhanced the alignment of our annual incentive program with investors’ financial interests and our growth strategy by: (i) eliminating the individual performance component and tying annual bonus pay-outs to the achievement of financial and operational goals; (ii) increasing the emphasis on production, operating cost and reserve replacement; (iii) adding a profitability modifier tied to EBITDA results; and (iv) reducing threshold payout from 70% to 50% of target; and

¡	Modified the 2014 Long-Term Incentive Program with pay-out of performance share units contingent on the achievement of both long-term ROCE and TSR relative to the S&P 500.

•	Our CEO agreed to reduce his 2014 total direct compensation, at target, by $3 million; further, his annual base salary will be reduced by 25% to $750,000 when he assumes the role of Executive Chairman immediately after the 2014 annual meeting. Further, our President declined an increase to his 2014 compensation in connection with his promotion to CEO.

4.	Glass Lewis and ISS Acknowledged These Substantial Compensation Changes, and Glass Lewis Recommends Voting FOR Our Say-On-Pay Proposal and the Re-Election of All Compensation Committee Members.

•	Glass Lewis evaluated these changes and concluded “[o]n balance, we believe these changes should serve to strengthen the link between executive payouts and the Company’s overall performance, and go a ways toward addressing certain longstanding concerns that Glass Lewis has raised with regard to the Company’s compensation practices.”

•	ISS acknowledges these substantial changes as addressing some key issues, but takes the position that it is too early to determine whether the programs will fully address concerns. CONSOL firmly believes that it does not make sense to follow ISS’ recommendation to vote against our Say-on-Pay and we especially believe that it does not make sense to withhold votes from Compensation Committee members when fundamental changes were implemented to directly address shareholder concerns.

•	CONSOL’s compensation programs are clearly more aligned with pay-for-performance, so no purpose is served by not re-electing the directors who orchestrated these changes.

For the foregoing reasons, we strongly disagree with ISS and its assessment of our executive compensation programs. CONSOL’s Board of Directors continues to recommend that you vote FOR our Say-on-Pay (Proposal No. 3) and FOR the re-election of our Compensation Committee members (Proposal No. 1).

If you have questions and/or concerns about these proposals, please contact the Deputy General Counsel at 724-485-4000.